                                                                     EXHIBIT 4.2

NO.                                                           WARRANTS
   -------------                                 -----------
                         Initial Date: February 29, 2000
             Warrants to Purchase Common Stock of Zeros & Ones, Inc.

Zeros & Ones, Inc., a Nevada corporation (hereinafter called the "Company"), for value received, hereby certifies that or registered assigns, is the owner of the number of Warrants set forth above, each of which represents the right, at any time commencing on the Initial Date (the "Initial Date") first above written and ending on or before 5:00 p.m., Los Angeles time, on December 31, 2002, on which date such Warrants expire, initially to purchase one share of Common Stock, no par value per share, of the Company (hereinafter called the "Common Stock") at the price of $1.83 per share (the "Warrant Price"), subject to adjustment and to the terms of this Warrant. Each such purchase is deemed effective only upon surrender of this Warrant to the Company at its office with the form of Election to Exercise duly filled in and signed, and upon payment in full to the Company of the Warrant Price (i) in cash or (ii) by certified or official bank check. This Warrant may only be exercised in conjunction with other Warrants such that only full shares of Common Stock are issued upon the simultaneous exercise of all such Warrants.

     The Warrant Price and, at the Company's option, either (y) the number of shares of Common Stock purchasable on the exercise of each Warrant or (z) the number of Warrants outstanding (i.e. the Company must choose one of the options), are subject to proportionate adjustment in the event of a recapitalization, reorganization, stock split, reverse stock split, or similar transaction. In the event the Company elects to adjust the number of Warrants outstanding rather than the number of shares of Common Stock purchasable on the exercise of each Warrant, the Company will distribute to registered holders of Warrant Certificates either Warrant Certificates representing any additional Warrants issuable pursuant to the adjustment or substitute Warrant Certificates to replace all outstanding Warrant Certificates.

     The Company shall not be required upon the exercise of the Warrants, or upon any adjustment, to issue fractions of shares of Common Stock, to distribute stock certificates that evidence fractional shares of Common Stock, or to issue Warrant Certificates representing fractional Warrants, but shall make adjustments in cash for any fraction of a share or Warrant. If the Warrants represented by this Warrant Certificate are exercised in part, the registered holder hereof shall be entitled to receive, upon surrender hereof, another Warrant Certificate for the balance of the number of whole Warrants not exercised as provided in the Warrant Agreement.

     This Warrant Certificate may be exchanged or transferred either separately or in combination with other Warrant Certificates at the Company's office for new Warrant Certificates representing the same aggregate number of Warrants as were evidenced by the Warrant Certificate exchanged, upon surrender of this Warrant Certificate and upon compliance with the conditions of this Warrant.

     Upon any such transfer, a new Warrant Certificate or new Warrant Certificates of different denominations, representing in the aggregate a like number of Warrants, will be issued to the transferee. Every holder of Warrants, by accepting this Warrant Certificate, consents and agrees with the Company and with every subsequent holder of this Warrant Certificate, that until due presentation for the registration of transfer of this Warrant Certificate on the Warrant Register maintained by the Company, the Company may treat the person in whose name this Warrant Certificate is registered as the absolute and lawful owner for all purposes whatsoever and the Company shall not be affected by any notice to the contrary.

     Nothing contained in this Warrant Certificate shall be construed as conferring on the holder of any Warrants or his transferee any rights whatsoever as a shareholder of the Company.

     This Warrant Certificate shall be deemed a contract made under the laws of the State of California and for all purposes shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of laws thereof.

     IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed under its corporate seal.
                                                                [CORPORATE SEAL]

Dated: February 29, 2000                                      ZEROS & ONES, INC.



By: /s/ ROBERT J. HOLTZ                  By: /s/ STEVE SCHKLAIR
   ----------------------------             -------------------------------
   Robert J. Holtz, Chairman               Steve Schklair, Chief Executive
   & President                             Officer